Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8  (No. 333-230213, No. 333-213120, No. 333-216532, No. 333-223500, No. 333-225294, and No. 333-237066) and in the Registration Statements on Form S-3 (No. 333-220314, No. 333-227216, No. 333-234414, and No. 333-251254) of Protagonist Therapeutics, Inc. and in the related Prospectuses, as applicable, of our report dated March 10, 2021, with respect to the consolidated financial statements of Protagonist Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Redwood City, CA

March 10, 2021